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                                  PRESS RELEASE
                   FOR RELEASE FEBRUARY 14, 2007 AT 3:00 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 256-5000
                       Baltimore County Savings Bank, FSB

                      BALTIMORE COUNTY SAVINGS BANK, M.H.C.
                        TO CONDUCT SECOND STEP CONVERSION

          (ANNOUNCES ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION)

         Baltimore, Maryland - (February 14, 2007) BCSB Bankcorp, Inc. (NASDAQ:
BCSB), today announced that the Boards of Directors of Baltimore County Savings Bank, M.H.C. (the "MHC"), BCSB Bankcorp, Inc. and Baltimore County Savings Bank, F.S.B. unanimously adopted a Plan of Conversion and Reorganization (the "Plan"), pursuant to which Baltimore County Savings Bank, F.S.B. will reorganize from the mutual holding company structure to the stock holding company structure. Pursuant to the terms of the Plan, the MHC will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Additionally, BCSB Bankcorp, Inc. will convert to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Baltimore County Savings Bank will form a new Maryland corporation that will acquire all of the outstanding shares of Baltimore County Savings Bank's common stock. Shares of BCSB Bankcorp, Inc's common stock, other than those held by the MHC, will be converted into shares of the new Maryland corporation pursuant to an exchange ratio designed to approximate the percentage ownership interests of such persons.

         The Plan of Conversion and Reorganization is subject to the approval of: (1) the Office of Thrift Supervision; (2) at least a majority of the total number of votes eligible to be cast by members of the MHC; (3) the holders of at least two-thirds of the outstanding shares of BCSB Bankcorp, Inc. common stock; and (4) at least a majority of outstanding shares held by holders of BCSB Bankcorp, Inc. common stock other than the MHC. The new Maryland holding company will offer shares of its common stock for sale to Baltimore County Savings Bank's eligible account holders, to Baltimore County Savings Bank's tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of December 31, 2005.

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         Joseph J. Bouffard, President and Chief Executive Officer of BCSB
Bankcorp, Inc. and Baltimore County Savings Bank, said, "We intend to grow the value of this franchise by increasing capital. We expect the second-step conversion to enable us to compete more effectively in the financial services marketplace while at the same time creating a more active and liquid market for the new holding company's common stock than currently exists for BCSB Bankcorp, Inc.'s common stock. We believe that this reorganization will benefit our existing stockholders, members and community alike."

         During the conversion and reorganization, the business of Baltimore County Savings Bank will continue normally and without interruption. Depositors will continue to hold accounts in Baltimore County Savings Bank identical as to dollar amount, rate of return and general terms (other than voting and liquidation rights) in effect immediately before the consummation of the conversion and reorganization and such accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permissible by law. Similarly, the conversion and reorganization will not affect the existing terms or conditions of borrowers' loans with Baltimore County Savings Bank.

         Muldoon Murphy & Aguggia LLP will serve as conversion and reorganization counsel and Sandler O'Neill & Partners, L.P. has been hired to assist in the sale of the common stock of the new Maryland holding company. The offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws; this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

         Founded in 1955, BCSB Bankcorp, Inc. is headquartered in Baltimore, Maryland, and is the holding company of Baltimore County Savings Bank, F.S.B. Baltimore County Savings Bank currently operates eighteen offices throughout the Baltimore metropolitan area. At December 31, 2006, BCSB Bankcorp, Inc. had assets of $767.8 million, deposits of $601.3 million and stockholders' equity of $33.6 million. For more information regarding Baltimore County Savings Bank's products and services, please visit www.baltcosavings.com.

         This press release contains certain forward-looking statements about the transaction. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Baltimore County Savings Bank and BCSB Bankcorp, Inc. are engaged.